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                      [LETTERHEAD OF ERNST & YOUNG LLP]

June 4, 1999


Mickey Lorber
TomaHawk Corporation
8315 Century Park Court
Suite 200
San Diego, CA 92123

Dear Mr. Lorber:

You have requested our opinion as to certain U.S. and Canadian federal income tax consequences relating to the proposed domestication (the "Domestication") of TomaHawk Corporation ("Old TomaHawk," the "Alberta Company," or the "Company"), a Canadian corporation, into a Delaware corporation ("New TomaHawk" or the "Delaware Company") as described in the Registration Statement on Form S-4 (the "Registration Statement") filed on or about July 8, 1999.

You have also requested our opinion as to certain U.S. and Canadian federal income tax consequences relating to the one-for-fifteen share consolidation of the Common Stock of the Company, along with a change in the authorized capital of the Company (together referred to as the "Share Consolidation"), as described in the TomaHawk Corporation Notice of an Annual and Special Meeting of Common Shareholders dated August 21, 1998 (the "Meeting Notice").

To the extent any opinions contained herein relate to Canadian federal income tax consequences, those opinions are presented based upon the views and in reliance upon the Ernst & Young International member firm in Canada ("E&Y Canada").

In rendering these opinions, Ernst & Young LLP ("E&Y US") and E&Y Canada have relied upon the following documents (together referred to as the "Documents"):

     1. The Statement of Facts and Representations, dated May 7, 1999 provided by the management of the Company to E&Y US;

     2. The Statement of Facts and Representations dated May 6, 1999 provided by the management of the Company to E&Y Canada;

     3.   The Registration Statement; and

     4.   The Meeting Notice.


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You have advised E&Y US and E&Y Canada that the Documents provide a complete and accurate description of all relevant facts and circumstances surrounding the Domestication and the Share Consolidation. Neither E&Y US nor E&Y Canada has made any independent verification with respect to any of the facts and representations set forth in the Documents and, therefore, have relied upon the completeness, truth and accuracy of the Documents for purposes of rendering these opinions. Any omissions from or modifications to the Documents may affect the conclusions stated herein, perhaps in an adverse manner.

                    SUMMARY OF FACTS PROVIDED BY THE COMPANY

I.       CORPORATE AND CAPITAL STRUCTURE

The Company is incorporated under the laws of Alberta, Canada. On November 17, 1992, the Company formed TomaHawk Imaging and Financial Inc. ("TIFI"), a Canadian corporation. In 1993, TIFI acquired 100 percent of the outstanding stock of TomaHawk II, Inc. ("TII"), an Illinois corporation. Since its acquisition, the stock of TII was the only significant asset of TIFI. Effective February 19, 1999, TIFI was amalgamated with and into the Company (the "Amalgamation"), leaving the Company as the sole shareholder of TII. Currently, the Company is a holding company and its only asset is the stock of TII.

TII is an engineering and manufacturing services firm providing document imaging, engineering, and manufacturing solutions to commercial and government customers. TII's current services include:

     - scanning and conversion of technical documents in large and small formats to computer intelligent or computer-aided-design ("CAD") formats;
     - reverse engineering of parts and components that do not have plans, drawings or models to allow for creation of CAD format document;
     -    three dimensional design and analysis;
     -    tool design;
     - numerical control programming for the automated manufacture of parts and components; and
     -    precision machining and inspection of parts and components.

These services address significant needs of both large and small organizations in various industries, including defense, aerospace, automotive, engineering, architecture, telecommunications, and utilities.

As of the date of this letter, the authorized stock of the Company consists of the following: an unlimited number of shares of Common Stock (the "Common Stock") without par value; an unlimited number of shares of nonvoting Class B Common Stock (the "Class B Common Stock") without par value; an unlimited number of shares of Preferred Stock (the "Preferred Stock") without par value; 100,000 shares of 6% non-cumulative, redeemable, retractable, nominal par value Series A Preferred Stock (the

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"Series A Preferred Stock"); an unlimited number of shares of Class A Series
I Preferred Stock (the "Class A Series I Preferred Stock"); an unlimited number of shares of Class A Series II Preferred Stock (the "Class A Series II Preferred Stock"); and an unlimited number of shares of Class A Series III Preferred Stock (the "Class A Series III Preferred Stock").

Currently, the Company has approximately 84,744,165 shares of Common Stock issued and outstanding. The Common Stock is quoted on the Alberta Stock Exchange under the trading symbol "TKC." The holders of the Common Stock are entitled to, among other things:

     -    one vote per share on all matters submitted to a shareholder vote;
     - receive a pro rata share of any dividends declared by the Board of Directors out of funds legally available therefor (subject to preferences that may be applicable to outstanding preferred shares, if any); and
     - if the Company is liquidated, dissolved or wound-up, receive a pro rata share of all assets remaining after the Company pays its liabilities and the liquidation preference, if any, of any outstanding preferred shares.

The holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities. Moreover, there are no redemption or sinking fund provisions with respect to such shares. All of the outstanding Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be affected adversely by, the rights of the holders of shares of the Class A Series III Preferred Stock and any series of preferred stock which the Company may designate and issue in the future.

Currently, the Company has 750,000 shares of Class A Series III Preferred Stock issued and outstanding. The Class A Series III Preferred Stock is not publicly traded. Holders of the Class A Series III Preferred Stock are entitled to a pro rata share of any dividend declared by the Board of Directors, so long as such dividend is paid out of funds legally available for paying dividends. If the Company liquidates, dissolves, sells all of its assets, or distributes any of its capital, before anything is distributed to the holders of the Common Stock, holders of the Class A Series III Preferred Stock are entitled to receive $0.001 for each share of Class A Series III Preferred Stock held, and a pro rata portion of any unpaid dividends that have accrued with respect to each share.

For each Cdn. $2.50 of cumulative cash flow, a share of Class A Series III Preferred Stock is convertible into ten shares of Common Stock. The Company's articles of incorporation also permit it to apply to the Alberta Stock Exchange to amend the terms of the conversion rights, and to cancel the Class A Series III Preferred Stock if they are not eligible for conversion by December 31, 1999. If TII becomes insolvent or files, or has filed against it, a petition in bankruptcy, or ceases to carry on its business, the Class A Series III Preferred Stock must be surrendered for cancellation.

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As of April 30, 1999, warrants to purchase a total of 167,502 shares of Common
Stock at an exercise price of $0.32 per share were outstanding. These warrants expired on May 5, 1999.

In addition, as of December 31, 1998, options to purchase a total of 7,475,970 shares of Common Stock were issued and outstanding. Options owned by Management are as follows: Steven M. Caira owns options to acquire 2,500,000 shares; Michael Lorber owns options to acquire 500,000 shares; Phillip Card owns options to acquire 700,000 shares; and John Peace owns options to acquire 710,250 shares. These options were granted under the Company's stock option plan. All of the above options are exercisable at prices ranging from Cdn $0.17 to Cdn $0.23 per share and expire on various dates through November 17, 2003.

As of December 31, 1998, the following individuals/entities owned 5% or more of Company's outstanding Common Stock: Norman F. Siegel owned 21.5%(1); Steven M. Caira owned 11.7%(2); Sprint Enterprise Limited owned 8.2%(3); and Elliott Broidy owned 5.3%(4). The remainder of the outstanding Common Stock is publicly-held. The Company has no other classes of common stock currently outstanding.

As of December 31, 1998, the 5% shareholders of the Class A Series III Preferred Stock were as follows: David Smoot owned 45%; 434556 B.C. Ltd owned 45%; Audisc foundation owned 5%; and 436949 B.C. Ltd owned 5% The Company has no other classes of preferred stock currently outstanding.

In addition to the Domestication (discussed below), the shareholders of the Company are being asked to approve a change in the capital structure of the Company. If approved, the authorized capital structure of the Company would change from the structure described above to:

     - 20,000,000 shares of Common Stock, U.S.$.001 par value per share ("New Common Stock");
     - 750,000 shares of Class A Preferred Stock, U.S.$.001 par value per share ("Class A Preferred Stock"); and
     - 750,000 shares of Preferred Stock, U.S.$.001 par value per share ("Preferred Stock").

The change in capital structure would occur in conjunction with a one-for-fifteen share consolidation of the Common Stock of the Company described below under "The Share Consolidation." The only difference between the Common Stock and Class A Series III

-----------
(1) Includes 1,474,565 shares issuable under stock options exercisable within 60 days of April 30, 1999.
(2) Includes 2,525,000 shares issuable under stock options exercisable within 60 days of April 30, 1999, including 25,000 shares issuable under stock otpions owned by Renee Caira, Mr. Caira's spouse.
(3) Includes 912,328 shares issuable under stock options exercisable within 60 days of April 30, 1999.
(4) Includes 225,000 shares issuable under stock options exercisable within 60 days of April 30, 1999.


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referred stock that is currently outstanding and the New Common Stock and
Class A Preferred Stock that will be issued pursuant to the Share
Consolidation, will be that the New Common Stock and Class A Preferred Stock will have a stated par value.

II.      THE AMALGAMATION

TIFI was incorporated in Alberta, Canada on November 17, 1992. Effective March 8, 1993, TIFI acquired all of the issued and outstanding shares of TII, an Illinois company incorporated on February 3, 1993.

Effective February 19, 1999, the Company and TIFI combined into one corporation through an amalgamation pursuant to the Alberta Act (the "Amalgamation"). The combined entity retained the name TomaHawk Corporation. The Company does not carry on any business other than holding the shares of TII.

III.     THE SHARE CONSOLIDATION

In order to simplify the capital structure of the Company through a reduction of the number of outstanding shares, as well as enhance the per share value of the Common Stock, the Company proposes to consummate a Share Consolidation. If the shareholders approve the Domestication (discussed below), then, prior to completing the Domestication, the Company will effect a one-for-fifteen share consolidation of the Common Stock of the Company along with the change in authorized capital described above (together referred to as the "Share Consolidation"). This Share Consolidation was authorized by the shareholders on September 22, 1998.

In the Share Consolidation, the holders of the Common Stock will exchange 15 shares of Common Stock for 1 share of New Common Stock. Additionally, the conversion ratio of the Class A Series III Preferred Stock will change from 10 shares of Common Stock for each share of Preferred Stock to 0.667 shares of Common Stock for each share of Preferred Stock. No fractional shares will be issued in the Share Consolidation. Instead, any fractional shares remaining after aggregating all fractional shares held by a shareholder will be rounded up to the nearest whole share. Accordingly, upon consummation of the Share Consolidation, the Company will have 5,649,611 shares of New Common Stock, and 750,000 shares of Class A Preferred Stock outstanding.

The rights of the holders of the New Common Stock after the Share Consolidation will be the same, in all material respects, to the rights of the holders of the Common Stock prior to the Share Consolidation. Similarly, the rights of the holders of the Class A Preferred Stock after the Share Consolidation will be the same, in all material respects, to the rights of the holders of the Class A Series III Preferred Stock prior to the Share Consolidation. Following the Share Consolidation, the only class of preferred stock that will be outstanding will be the Class A Preferred Stock.


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In addition to the share exchanges described above, the terms of the outstanding warrants or options will be modified to reflect the one-for-fifteen Share Consolidation. No other modifications will be made to the options or warrants.

In conjunction with the Share Consolidation, the Company will change its name to TomaHawk International Inc.

IV.      THE DOMESTICATION

The Board of Directors of the Company believes that the reincorporation of the Company in the State of Delaware is in the best interests of the Company as the focus of its operations and business is in the United States. There is no business reason for its incorporation in Canada. The Company has no facilities or operations in Canada, and most of its shareholders and customers are in the United States. Furthermore, reincorporation will simplify the corporate structure of the Company and reduce its Canadian corporate tax and reporting obligations.

In order to effectuate the Domestication, the Company will:

     1. Hold an Extraordinary General Meeting of its shareholders to vote on the Domestication. Approval of the Domestication requires the affirmative vote of the holders of 66 2/3% of the Common Stock of the Company represented and voting at the meeting; and

     2. File Articles of Domestication with the Secretary of the State of Delaware.

The Domestication will be completed upon the approval of the Secretary of the State of Delaware.

V.       THE MERGER

The Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders to merge New TomaHawk with TII. Accordingly, following the Domestication, the Company intends to merge with and into TII, with TII surviving (the "Merger").



                          STEPS OF PROPOSED TRANSACTION

For the reasons discussed above, the Company proposes the following transaction:

1. As a preliminary step to the proposed Domestication of the Company, the Company will consummate a one-for-fifteen Share Consolidation. Each shareholder owning Common Stock will exchange 15 shares of Common Stock for one share of New

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     Common Stock. Additionally, the conversion ratio of the
     Class A Series III Preferred Stock will change from 10 shares of Common Stock for each share of Preferred Stock to 0.667 shares of Common Stock for each share of Preferred Stock. In connection with the Share Consolidation, the Company will amend its articles of incorporation to amend its authorized shares as described above.

2. The Company will consummate the Domestication by filing Articles of Domestication with the Secretary of State of Delaware. Pursuant to Alberta law, Dissenters will receive cash in exchange for their stock in the Company.

3. The Company will reincorporate TII from Illinois to Delaware (the "TII Reincorporation").

4. Following the Domestication and the reincorporation of TII to Delaware, the Company will merge with and into TII, with TII surviving.

                 SUMMARY OF REPRESENTATIONS MADE BY THE COMPANY

I.       THE SHARE CONSOLIDATION

A.       U.S. FEDERAL INCOME TAX REPRESENTATIONS

The following summarizes the representations that have been made by the Company to E&Y US in connection with the Share Consolidation as stated in the "Statement of Facts and Representations" dated May 7, 1999 attached hereto:

1. The fair market value of the New Common Stock or Class A Preferred Stock to be received by each exchanging shareholder will be approximately equal to the fair market value of the Common Stock or Class A Series III Preferred Stock surrendered in exchange therefor.

2. The Company will pay its expenses incurred in connection with the Share Consolidation and each shareholder will pay his or her expenses incurred in connection with the Share Consolidation.

3. The Company has no plan or intention to redeem or otherwise acquire any of the stock to be issued in the Share Consolidation.

4. Following the Share Consolidation, the Company will continue to conduct the same business that it conducted prior to the Share Consolidation.

5. The Share Consolidation is a single, isolated transaction and is not part of a plan to periodically increase the proportionate interest of any shareholder in the assets or earnings and profits of the Company.

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6.   The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of I.R.C. Section 368(a)(3)(A).

B.       CANADIAN FEDERAL INCOME TAX REPRESENTATIONS

The following summarizes the representations that have been made by the Company to E&Y Canada in connection with the Share Consolidation as stated in the "Statement of Facts and Representations" dated May 6, 1999 attached hereto:

1. The Old TomaHawk shares will be consolidated ("Consolidation") before the Domestication at a ratio of between 1:10 and 1:15. All shares of Old TomaHawk will be replaced by the reduced number of shares of the same class of stock of Old TomaHawk in the same proportions for all shareholders. No other consideration will be received by the shareholders on the Consolidation. There will be no changes in the total capital represented by the issue or in the interest, rights or privileges of the shareholders and there will not be any concurrent changes in the capital structure of New TomaHawk or the rights and privileges of other shareholders.

II.      THE DOMESTICATION

A.       U.S. FEDERAL INCOME TAX REPRESENTATIONS

The following summarizes the representations that have been made by the Company to E&Y US in connection with the Domestication as stated in the "Statement of Facts and Representations" dated May 7, 1999 attached hereto:

1. The fair market value of the New TomaHawk Common Stock or Class A Preferred Stock received by each shareholder will be approximately equal to the fair market value of the Old TomaHawk New Common Stock or Class A Preferred Stock surrendered in exchange therefor.

2. Immediately following consummation of the transaction, the shareholders of the Company will own all of the outstanding shares of New TomaHawk Common Stock and Class A Preferred Stock and will own such stock solely by reason of their ownership of Old TomaHawk stock immediately prior to the transaction.

3. Immediately following consummation of the transaction, the Company will possess the same assets and liabilities, except for dividends paid in the normal course of business, assets used to pay dissenters to the transaction, and assets used to pay expenses incurred in connection with the transaction, as those possessed by the Company immediately prior to the transaction.

4. New TomaHawk has no plan or intention to reacquire any of its stock issued in the transaction.

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5.   New TomaHawk has no plan or intention to sell or otherwise dispose of any of the assets of Old TomaHawk acquired in the transaction, except for dispositions made in the ordinary course of business.

6. The liabilities of Old TomaHawk assumed by New TomaHawk plus the liabilities, if any, to which the transferred assets are subject were incurred by Old TomaHawk in the ordinary course of its business and are associated with the assets transferred.

7. Following the transaction, New TomaHawk will continue the historic business of Old TomaHawk or use a significant portion of historic business assets of Old TomaHawk in a business.

8. The shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

9. Prior to and in connection with the Domestication, neither Old TomaHawk nor a related person (as defined in Treas. Reg. Section 1.368-1(e)(3) determined without regard to Treas. Reg. Section 1.368-1(e)(3)(i)(A)) redeemed or otherwise acquired any Old TomaHawk stock, or made an extraordinary distribution with respect to the stock of Old TomaHawk.

10.  Neither New TomaHawk nor a related person (as defined in Treas. Reg.
     Section 1. 368-1(e)(3)) has any plan or intention, in connection with the Domestication, to redeem or otherwise acquire stock of New TomaHawk deemed issued in the Domestication.

11. No two parties to the Domestication are investment companies as defined in I.R.C. Section 368(a)(2)(F)(iii) and (iv).

B.       CANADIAN FEDERAL INCOME TAX REPRESENTATIONS

The following summarizes the representations that have been made by the Company to E&Y Canada in connection with the Domestication as stated in the "Statement of Facts and Representations" dated May 6, 1999 attached hereto:

1. Old TomaHawk is a Canadian corporation incorporated in Canada and listed on the Alberta Stock Exchange.

2. TomaHawk Imaging and Financial Inc. ("TIFI") has been amalgamated with and into Old TomaHawk.

3. Old TomaHawk's assets consist of its investment in TII, other than an immaterial cash balance.

4. All cash and non-cash transfers from Old TomaHawk directly to TII or indirectly to TIFI, prior to TIFI's amalgamation into Old TomaHawk, and from TIFI to TII are, and

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     have been, additional paid-in capital contributions, which directly or indirectly increase Old TomaHawk's investment basis in TII.

5. As of March 28, 1999, Old TomaHawk's and TIFI's total additional paid in capital to TII, since TII's inception, is approximately $9,064,000.

6. Since TII's inception, it has not paid any dividends to Old TomaHawk or TIFI, nor has TII advanced any material cash and non-cash property to, nor has TII received any advances of cash or non-cash property from Old TomaHawk or TIFI.

7. Old TomaHawk's management and control is in the United States and will continue to be in the United States after the Domestication.

8.   TII is a U.S. Corporation, incorporated under the laws of Illinois.

9. Old TomaHawk will be continued or domesticated into Delaware by Articles of Continuance.

10. Old TomaHawk's shareholders will continue to hold shares of Old TomaHawk after the continuance unless they dissent until such shares are converted to shares of New TomaHawk. Dissenting shareholders will be entitled to have their shares purchased by Old TomaHawk prior to continuance.

11. The current fair market value of the stock of TII is estimated between $8,000,000 and $10,000,000 as of February 28, 1999.

12. New TomaHawk and TII (the "Predecessor Corporations") will be resident corporations in the Unites States prior to the proposed merger.

13. The merged corporations ("Amalco") will be resident in the United States after the proposed merger.

14. Substantially all or all the assets and liabilities of the Predecessor Corporations immediately before the merger becomes assets and liabilities of Amalco by virtue of the merger.

15. Substantially all or all of the shares of the capital stock of the Predecessor Corporations (except any shares or options owned by any Predecessor Corporation) are exchanged for or become by virtue of the merger (i) shares of the capital stock of Amalco, or (ii) if, immediately after the merger, Amalco is controlled by another foreign corporation resident in the U.S., shares of the capital stock of that foreign parent corporation.


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                            DISCUSSION OF AUTHORITIES

I.       U.S. FEDERAL INCOME TAX CONSEQUENCES

A.       THE SHARE CONSOLIDATION

1.       REQUIREMENTS OF I.R.C. Section 368(a)(1)(E)

Generally, a transaction that affects the capital structure of a single corporation pursuant to a plan of reorganization is a recapitalization within the meaning of I.R.C. Section 368(a)(1)(E). As illustrated in Treas. Reg.
Section 1.368-2(e), a recapitalization includes the issuance by a corporation of preferred stock in satisfaction of outstanding bonds; or the issuance by a corporation of common stock in exchange for all or part of the corporation's outstanding preferred stock. Moreover, because a recapitalization involves only a single corporation, neither the continuity of business enterprise nor the continuity of shareholder interest requirements of Treas. Reg. Section
1.368 -1(b) and Treas. Reg. Section 1.368-1T apply(5).

2.       SECTION 1032

Generally, a corporation will recognize no gain or loss upon the receipt of money or other property in exchange for stock (including treasury stock) of such corporation. I.R.C. Section 1032. Moreover, Treas. Reg. Section 1.1032-1(b) provides that I.R.C. Section 1032(a) applies to the acquisition by a corporation of shares of its own stock where the corporation acquires such shares in exchange for shares of its own stock.

3.       SECTIONS 354 AND 351(G)

Generally, a shareholder will recognize no gain or loss upon an exchange of stock or securities in a corporation for a different class of stock or securities of the same corporation, if such exchange occurs in connection with a recapitalization. I.R.C. Section 354(a)(1). An exception to this general rule applies when a shareholder receives "nonqualified preferred stock" (as defined in I.R.C. Section 351(g)(2)) in exchange for stock other than nonqualified preferred stock. I.R.C. Section 354(a)(2)(C). In such case, the nonqualified preferred stock is taxable to the recipient shareholder.

"Nonqualified preferred stock" is defined as stock that is limited and preferred as to dividends and that does not participate in corporate growth to any significant extent, and is either (i) puttable by the holder, (ii) mandatorily redeemable by the issuer or a related person; (iii) callable by the issuer or a related person, and, as of the issue date, it is more

--------------
(5) Rev. Rul. 77-415, 1977-2 CB 311 (continuity of interest requirement not applicable for qualification as a Type E reorganization); Rev. Rul. 82-34, 1982-1 CB 59 (continuity of business enterprise requirement not applicable for qualification as a Type E reorganization).


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likely than not that such right will be exercised; or (iv) has a dividend rate that varies in whole or in part (directly or indirectly) by reference to interest rates, commodity prices, or other similar indices. I.R.C. Sections 351(g)(3)(A) and 351(g)(2)(A). Generally, stock that is subject to a call or put right or obligation is nonqualified preferred only if the right or obligation may be exercised within the 20 year period beginning on the issue date of such stock and such right or obligation is not subject to a contingency which, as of the issue date, makes remote the likelihood of the redemption or purchase. I.R.C. Section 351(g)(2)(B).

4.       SECTION 305

Section 305(a) provides generally that gross income does not include the amount of any distribution of the stock of a corporation made by such corporation to its shareholders with respect to its stock. I.R.C. Sections 305(b) and (c) provide exceptions to the general rule of I.R.C. Section 305(a). In particular, I.R.C. Section 305(c) provides that certain transactions, including a recapitalization, will be treated as a taxable distribution with respect to any shareholder whose proportionate interest in the earnings and profits or the assets of the corporation is increased by such transaction. Treas. Reg. Section 1.305-7(c) provides that a recapitalization (whether or not an isolated transaction) will be deemed to result in a distribution to which I.R.C. Section 305(c) applies if (i) it is pursuant to a plan to periodically increase a shareholder's proportionate interest in the assets or the earnings and profits of the corporation, or
(ii) a shareholder owning preferred stock with dividends in arrears exchanges his stock for other stock and, as a result, increases his proportionate interest in the assets or the earnings and profits of the corporation. An increase in a preferred shareholder's proportionate interest occurs in any case where the fair market value or the liquidation preference, whichever is greater, of the stock received in the exchange (determined immediately following the recapitalization), exceeds the issue price of the preferred stock surrendered.

In addition, it is possible that a transaction structured as a recapitalization exchange may be recharacterized as a distribution subject to I.R.C. Section 305. SEE BAZLEY V. COMMISSIONER, 331 U.S. 737 (1947), 1947-2 C.B. 79 (holding that an exchange of old stock for new stock and debentures lacked a bona fide business purpose, and, instead, constituted a distribution of debentures taxable as a dividend).(6) However, where a transaction that effects a reshuffling of a corporation's capital structure has a bona fide business purpose, is an isolated transaction and is not pursuant to a plan to increase periodically the proportionate interest of any shareholder in the earnings and profits of the corporation, it will be respected as a recapitalization exchange. SEE Rev. Rul. 86-25, 1986-1 C.B. 202 (distinguishing BAZLEY and concluding that an exchange of outstanding common stock for either (i) shares of new voting common and new nonvoting common, or
(ii) shares of new voting common and new nonvoting preferred constitutes a Type E recapitalization, if the exchange is pursuant to a bona fide business purpose, is an isolated transaction, and is not pursuant to a plan to increase periodically the proportionate interest of any shareholder).

-------------
(6) The taxpayer had argued that the share exchange constituted a Type E recapitalization, and that the receipt of the debentures was a tax-free receipt of securities in connection with the recapitalization. The court disregarded the share exchange, reasoning that it had no economic substance.


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5.       SECTION 306

I.R.C. Section 306 generally provides that if a shareholder disposes of "section 306 stock," the amount realized on such disposition shall be ordinary income. I.R.C. Section 306(c)(1)(B) defines "section 306 stock" as stock (other than common stock) which:

(i) was received, by the shareholder selling or otherwise disposing of such stock, in pursuance of a plan of reorganization (within the meaning of I.R.C. Section 368(a)), or in a distribution or exchange to which I.R.C.
     Section 355 (or so much of I.R.C. Section 356 as relates to I.R.C.
     Section 355) applied, and

(ii) with respect to the receipt of which gain or loss to the shareholder was to any extent not recognized by reason of part III, but only to the extent that either the effect of the transaction was substantially the same as the receipt of a stock dividend, or the stock was received in exchange for "section 306 stock."

Treas. Reg. Section 1.306-3(d) provides that for purposes of I.R.C. Section 306(c)(1)(B), stock will be "section 306 stock" if cash received in lieu of such stock would have been treated as a dividend under I.R.C Section 356(a)(2) or would have been treated as a distribution to which I.R.C.
Section 301 applies by virtue of I.R.C. Section 356(b) or I.R.C. Section 302(d).(7)

As described above, the shareholders of the Company will exchange 15 shares of outstanding Common Stock for 1 share of New Common Stock, and one share of Class A Series III Preferred Stock for one share of Class A Preferred Stock in accordance with the corporate business purposes described above. The terms of the New Common Stock and the Class A Preferred Stock will not be substantially different from the terms of the Common Stock and the Class A Series III Preferred Stock exchanged, respectively. As described above, the Class A Preferred Stock will not be subject to a call or put right or obligation. In addition, the Class A Series III Preferred Stock does not have any dividends in arrears. Therefore, the Class A Series III Preferred Stock and the Class A Preferred Stock should not be considered "nonqualified preferred stock" under I.R.C. Section 351(g). Alternatively, if the Class A Series III Preferred Stock and the Class A Preferred Stock are considered "nonqualified preferred stock" under I.R.C. Section 351(g), the exchange of "nonqualified preferred stock" for "nonqualified preferred stock" will be tax-free under I.R.C. Section 354(a)(2)(C)(i). As a result, the exchange will constitute a recapitalization within the meaning of I.R.C. Section 368(a)(1)(E), and will be tax-free to the Company and the exchanging shareholders under I.R.C. Section 1032 and I.R.C. Section 354(a)(1), respectively.

------------
(7) Treas. Reg. Section 1.306-3(d) EXAMPLE (2) illustrates the application of
Section 306 to a recapitalization transaction. Shareholders X and Y each own one-half of the outstanding common and preferred stock of Corporation C. Pursuant to a recapitalization transaction, each shareholder exchanges his preferred stock for preferred stock of a new issue which is not substantially different from the preferred stock previously held. The example concludes that unless the preferred stock exchanged was itself Section 306 stock, the preferred stock received is not Section 306 stock.

B.       THE DOMESTICATION

1.       REQUIREMENTS OF I.R.C. Section 368(a)(1)(F)

A transaction that constitutes a mere change in identity, form, or place of organization of one corporation, however effected, generally constitutes a reorganization within the meaning of I.R.C. Section 368(a)(1)(F).(8) For a transaction to qualify as a Type F reorganization, there can be no change in the existing shareholders or assets of the corporation.(9) In addition, the transaction must satisfy the continuity of business enterprise requirement and be accomplished pursuant to a plan of reorganization. When a transaction qualifies as a Type F reorganization, the part of the taxable year before the reorganization and the part of the taxable year following the reorganization constitute a single taxable year of the corporation, notwithstanding that the reorganization may qualify under another provision of I.R.C. Section 368(a)(1).(10)

The Internal Revenue Service (the Service) has determined that the domestication of a foreign corporation can constitute a Type F reorganization. In Rev. Rul. 88-25, 1988-1 C.B. 116, corporation X was incorporated in Country Y. For valid business reasons, the shareholders of X decided that it would be advantageous for X to become a State A corporation. Accordingly, pursuant to State A corporate law, X filed a certificate of domestication and a certificate of incorporation in State A. Upon filing the certificate of domestication and the certificate of incorporation, X was considered by State A to be incorporated in State A and became subject to State A law. The ruling states that for federal income tax purposes, the conversion of X from a Country Y to a State A corporation under the State A domestication statute is treated as a transfer by X of all of its assets and liabilities to a new domestic corporation, DX in exchange for DX stock; and a liquidating distribution by X to its shareholders of the DX stock received in exchange for X's assets and liabilities. Because there was no alteration in shareholder or asset

--------------------------

(8) The requirement that only one corporation may undergo a Type F reorganization was added to the Code in 1982. However, notwithstanding its literal parameters, more than one corporate entity can be involved in a Type F reorganization provided that only one of the corporations is an operating company. SEE H.R. Rep. No. 760, 97th Cong., 2d Sess. 541 (1982), 1982-2 CB
600, 634-635.
(9) HELVERING V. SOUTHWEST CONSOLIDATED CORPORATION, 315 U.S. 194 (1942) (a "transaction which shifts the ownership of the proprietary interest in a corporation is hardly `a mere change in identity, form, or place of organization . . .'"); Rev. Rul. 57-276, 1957-1 CB 126; Rev. Rul. 58-422,
1958-2 CB 145; Rev. Rul. 66-284, 1966-2 CB 115 (receipt of cash by dissenting shareholders does not disqualify transaction as a Type F reorganization where dissenting shareholders own less than 1 percent of the outstanding stock of the corporation. This is considered a DE MINIMIS change in the corporation's shareholders.); Rev. Rul. 96-29, 1996-1 CB 50 (redemption of shareholders and a public offering both occurred pursuant to the same plan as a change in the state of incorporation; although the IRS did not expressly rule that complete identity of shareholders was no longer a requirement, complete identity of shareholders was lacking, and the redemption, if treated as part of the Type F reorganization, would not have been of such a significant amount that continuity of interest would have been lacking).
(10) Rev. Rul. 57-276; Section 381(b).

continuity, or business enterprise, the effect of the conversion was a mere change in the place of organization of X within the meaning of I.R.C. Section 368(a)(1)(F).(11)

In connection with the Domestication, shareholders of Old TomaHawk who dissent to the transaction will be entitled to receive cash in exchange for their Old TomaHawk stock. In the event that there are dissenters, their redemption will not prevent the identity of shareholder and asset requirements of a Type F reorganization from being satisfied. Courts have characterized transactions as Type F reorganizations, even when accompanied by a redemption, reasoning that the redemption was functionally unrelated to the reorganization.(12)

2.       REQUIREMENTS OF I.R.C. Section 367(b)

The Service has held that a domestication of a foreign corporation pursuant to a domestication state statute will qualify as an I.R.C. Section 368(a)(1)(F) reorganization. Rev. Rul. 87-27, 1987-1 CB 134; Rev. Rul. 88-25,
1988-1 CB 116.

Generally in a reorganization under I.R.C. Section 368(a)(1)(F), I.R.C.
Section 354 provides the shareholders of the transferor corporation with tax-free treatment. However, I.R.C. Section 367(b) overrides this tax-free treatment in certain cases when a U.S. shareholder exchanges shares of a foreign corporation in an exchange described in I.R.C. Section 354 and pursuant to an I.R.C. Section 368(a)(1)(F) reorganization. Treas. Regs.
Section 1.367(b)-7(a)(1)(i) & (ii).

For purposes of I.R.C. Section 367(b), an I.R.C. Section 368(a)(1)(F) reorganization is treated as:

(1) a transfer of assets by the foreign transferor corporation to the acquiring corporation in exchange for stock of the acquiring corporation and the assumption by the acquiring corporation of the transferor's liabilities, followed by

(2) a distribution of the stock of the acquiring corporation by the transferor corporation to the shareholders of the transferor corporation, and concluding with

----------------

(11) SEE ALSO Rev. Rul. 87-27, 1987-1 CB 134 (reincorporation of U.S. corporation as a U.K. corporation constitutes a Type F reorganization); Rev. Rul. 87-66, 1987-2 CB 168 (reincorporation of foreign corporation as U.S. corporation constituted both a Type D and a Type F reorganization).
(12) SEE REEF CORPORATION V. COMMISSIONER, 368 F.2d 125 (5th Cir. 1966), CERT. DENIED, 386 U.S. 1018 (1967) (holding that a transaction qualified as a Type F reorganization even though the stock of a 48% shareholder group was redeemed as part of the transaction. The court reasoned that the redemption was functionally unrelated to the reorganization transaction and, as a result, there was an identity of shareholders in the reorganized corporation.); AETNA CASUALTY AND SURETY CO. V. UNITED STATES, 568 F.2d 811 (2d Cir. 1976) (holding that a transaction involving a squeeze out of a 38.9% minority interest in a triangular merger resulted in a Type F reorganization. The court viewed the transaction as two separate steps: a Type F reorganization and a redemption). SEE ALSO CASCO PRODUCTS CORP. V. COMMISSIONER, 49 T.C. 32 (1967) (involving the merger of a corporation with a newco, incorporated in the same state and a squeeze out of a 9% minority interest. Allowing a net operating loss carryback, the court specifically refused to determine whether the transaction qualified as a Type F reorganization, and instead held that the transaction was simply a redemption of the 9% minority interest).

(3) an exchange by the transferor corporation's shareholders of the stock of the transferor corporation for stock of the acquiring corporation under I.R.C. Section 354. Treas. Reg. Section 1.367(b)-1(f).

It is irrelevant that the applicable domestic or foreign law treats the acquiring corporation as a continuance of the transferor corporation. Thus, an I.R.C. Section 368(a)(1)(F) reorganization will be considered a transfer subject to I.R.C. Section 367(b).

I.R.C. Section 367(b) recharacterizes an I.R.C. Section 368(a)(1)(F) reorganization as a taxable transaction for certain U.S. shareholders of foreign corporations in otherwise tax-free transfers between domestic and foreign corporations. Under Temp. Reg. Section 7.367(b)-7(c)(2)(i), an exchanging U.S. shareholder must include in gross income the "all earnings and profits amount" of the acquired foreign corporation if: (1) the assets of the acquired foreign corporation are acquired by a domestic corporation pursuant to a reorganization described in I.R.C. Section 368(a)(1)(F); (2) the exchanging U.S. shareholder is a domestic corporation; and (3) such domestic corporation receives stock of a domestic corporation in exchange for its stock in the acquired foreign corporation.. If the shareholder fails to include this amount in income, the shareholder must recognize gain on the transaction. Temp. Reg. Section 7.367(b)-7(c)(2)(ii). The "all earnings and profits amount" is the net positive earnings and profits for all taxable years which are attributable to periods in which the U.S. shareholder held such stock under the principles of I.R.C. Section 1248. Treas. Reg. Section 1.367(b)-2(f).

Temp. Reg. Section 7.367(b)-7(c)(1) provides that if an exchanging U.S. Shareholder, other than a domestic corporation, receives stock of a domestic corporation, the exchanging U.S. Shareholder must include in gross income the "Section 1248 amount" attributable to the stock exchanged, to the extent that the fair market value of the stock exchanged exceeds its adjusted basis. For this purpose, a U.S. Shareholder is any U.S. person who owns at least 10 percent, directly or indirectly, of the vote of a controlled foreign corporation at any time during the 5 year period ending on the date of the sale or exchange. (In this opinion, we refer to those U.S. shareholders that meet the 10 percent ownership definition by capitalizing the word "shareholders," viz. "U.S. Shareholders.") A controlled foreign corporation is any foreign corporation, if more than 50 percent of its total combined voting power of all classes of stock of such corporation entitled to vote, or the total value of the stock of such corporation, are owned by U.S. shareholders on any day during the taxable year. I.R.C Section 957(a). Only U.S. shareholders owning 10 percent or more of the combined voting power of such corporation are counted for this determination. I.R.C Section 951(b). The "Section 1248 amount" is the foreign corporation's net positive earnings and profits accumulated after December 31, 1962 which are attributable to the period during which the U.S. Shareholder held such stock and while such corporation was a controlled foreign corporation. Treas. Reg. Section 1.367(b)-2(d).

Therefore, Temp. Reg. Section 7.367(b)-7(c) will only apply if the acquired foreign corporation was a controlled foreign corporation at any time during the five year period ending on the date of exchange.

If Proposed Regulation Section 1.367(b)-3(b) is finalized at least 30 days before the reorganization, the treatment in the preceding paragraph may be revised to require U.S. Shareholders to include the "all earnings and profits amount" (as defined above) of the foreign corporation as a deemed dividend. This may be required even though the foreign corporation was not a controlled foreign corporation at any time. As an alternative, the U.S. Shareholder may elect to recognize gain realized on the exchange of its acquired foreign corporation stock as if it sold the stock for fair market value. Prop. Reg.
Section 1.367-3(b)(2)(iii). Lastly, the Proposed Regulations, once finalized and effective, would require a U.S person owning less than 10 percent of acquired foreign corporation to recognize gain realized on the exchange. Prop. Reg. Section 1.367(b)-3(c).

In any case, because I.R.C. Section 367(b) applies to the reorganization, all U.S. shareholders who realize gain or other income from the exchange, whether or not recognized for U.S. tax purposes, must comply with notice requirements under Treas. Reg. Section 1.367(b)-1(c). Failure to comply with the notice requirements can result in the Service imposing a gain on an otherwise non-taxable transaction.

Generally, if a foreign corporation is the transferor corporation in an I.R.C. Section 368(a)(1)(F) reorganization in which the acquiring corporation is a domestic corporation, then the taxable year of the transferor corporation ends with the close of the date of the transfer, and the taxable year of the acquiring corporation ends with the close of the date on which the transferor's taxable year would have ended but for the I.R.C. Section 368(a)(1)(F) reorganization. Treas. Reg. Section 7.367(b)-1(e).

3.       DISSENTERS

According to the Registration Statement, a registered shareholder is entitled under Alberta law, in addition to any other right he may have, to dissent (a "Dissenting Shareholder") and to be paid by the Company the fair value of the shares of Common Stock hold by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

A "redemption" occurs when a corporation acquires its stock from a shareholder in exchange for property, whether or not the stock so acquired is canceled, retired, or held as treasury stock. I.R.C. Section 317(b). For this purpose, "property" means money, securities, and any other property, except stock in the corporation making the distribution. I.R.C. Section 317(a).

If a corporation redeems its stock, such redemption may be treated either as a sale or exchange in part or full payment in exchange for the stock, or as a distribution under I.R.C. Section 301. I.R.C. Sections 302(a) & (d).

When a redemption is accorded sale or exchange treatment, the shareholder recognizes gain or loss on the transaction equal to the fair market value of the property received in the redemption less the shareholder's tax basis in the stock redeemed. I.R.C. Section 1001.

If the redemption fails to qualify for sale or exchange treatment under I.R.C. Section 302, the distribution will be treated as an I.R.C. Section 301 distribution. I.R.C. Section 302(d). An I.R.C. Section 301 distribution will be treated as follows:

1. a dividend to the extent of the Company's current and accumulated earnings and profits;

2. a return of basis to the extent the distribution exceeds the Company's current and accumulated earnings and profits;

3. capital gain to the extent the distribution exceeds the Company's current and accumulated earnings and profits and the shareholder's basis in his Company stock. I.R.C. Sections 301(c) & 316(a).

Consistent with Rev. Rul. 88-25, the Domestication of the Company as a Delaware corporation will constitute a reorganization within the meaning of I.R.C. Section 368(a)(1)(F). According to the Documents, New TomaHawk will continue to hold and use Old TomaHawk's historic assets. In addition, except for dissenters, there should be an identity of shareholders from Old TomaHawk to New TomaHawk. The fact that the Share Consolidation will occur as a preliminary step to the Domestication will not prevent the Domestication from qualifying under Section 368(a)(1)(F).

C.       STEP TRANSACTION DOCTRINE

The step transaction doctrine is a judicially created concept with pervasive applicability in the tax law. Generally, the step transaction doctrine permits a series of formally separate steps to be combined and treated as a single transaction if the facts and circumstances indicate that the steps are "integrated, interdependent, and focused toward a particular result." SEE GENERALLY PENROD V. COMMISSIONER, 88 T.C. 1415 (1987).

For most purposes of the Code, a reorganization of a corporation under I.R.C.
Section 368(a)(1)(F) is treated as if there had been no change in the corporation and, thus, as if the reorganized corporation is the same entity as the corporation that was in existence prior to the reorganization. Consistent with this, the Service has taken the position in several revenue rulings that for purposes of determining whether a transaction qualifies as a Type F reorganization, it is analyzed and treated as a separate transaction, even if it is part of a larger transaction.(13)

For example, in Rev. Rul. 69-516, 1969-2 C.B. 56, the Service treated as two separate transactions, a reorganization under I.R.C. Section 368(a)(1)(F) and a reorganization under I.R.C. Section 368(a)(1)(C) undertaken as part of the same plan. In that ruling, a corporation changed its place of organization by merging into a corporation formed under the laws of another state and, immediately thereafter, it transferred substantially all of its assets in exchange for stock of an unrelated corporation. The ruling holds that the change in place of organization qualified as a reorganization under I.R.C.
Section 368(a)(1)(F).

The Service took a similar approach in Rev. Rul. 96-29, SUPRA, in analyzing two situations. In Situation 1, the Service determined that the reincorporation of a corporation in another state qualified as a Type F reorganization, even though it was a step in a transaction in which the corporation issued common stock in a public offering and then redeemed stock having a value of 40 percent of the aggregate value of its outstanding stock prior to the offering. In Situation 2, a corporation acquired the assets of another corporation by way of merger. The acquiring corporation then reincorporated in another state. The Service concluded that the reincorporation qualified as a Type F reorganization, even though it was a step in a larger acquisitive transaction.(14)

As illustrated above, the Service has taken the position that if a Type F reorganization is part of a larger transaction, it will be analyzed separately from the other steps to determine whether it meets the statutory requirements. Accordingly, the fact that the Company will merge with and into TII following the Domestication transaction will not preclude the Domestication transaction from qualifying as a Type F reorganization. The Merger transaction will be analyzed as a separate and independent step from the Domestication.

II.      CANADIAN FEDERAL INCOME TAX CONSEQUENCES

All Statutory references to the Canadian Federal INCOME TAX ACT ("Tax Act").

A.       SHARE CONSOLIDATION

Where, in the course of a reorganization of the capital of a corporation, a shareholder disposes of capital property that was all the shares of any particular class of the capital stock of the corporation ("Old Shares") owned by the shareholder at the time of disposition, and the consideration received from the corporation consists solely of one other class of shares of the capital stock of the corporation ("New Shares"), the tax consequences to the shareholder are as follows:

-------------

(13) SEE ALSO REEF CORPORATION V. COMMISSIONER, AETNA CASUALTY AND SURETY COMPANY V. COMMISSIONER, and CASCO PRODUCTS CORPORATION V. COMMISSIONER, SUPRA.
(14) SEE ALSO Rev. Rul. 79-250, 1979-2 CB 156 (modified by Rev. Rul. 96-29).

1. The adjusted cost base to the shareholder of the New Shares is deemed to be equal to the adjusted cost base of the Old Shares;

2. The shareholder is deemed to dispose of the Old Shares for proceeds of disposition equal to the adjusted cost base to the shareholder of the of New Shares; and

3. The paid up capital of the New Shares will equal the paid up capital of the Old Shares.

Therefore, there should be no immediate tax consequences as a result of the share exchange (section 86).

B.       THE DOMESTICATION

1.       RESIDENTS OF CANADA

This discussion generally addresses certain Canadian federal income tax consequences of a continuance ("Continuance") of a Canadian resident corporation into the United States for shareholders resident in Canada, who hold shares of a company as "capital property," and who deal at arm's length with the company all within the meaning of section 251 of the Tax Act. Generally, shares will be considered "capital property" unless the holder is a trader or dealer in securities (subsections 39(4) and (5) of the Tax Act), has acquired the shares as an adventure in the nature of trade (definition of "business" in subsection 248(1) of the Tax Act), or holds the shares otherwise than for investment purposes.

A.       NON-DISSENTING SHAREHOLDERS

There is no specific provision in the Tax Act which deems a shareholder of a Canadian corporation to have disposed of his/her shares as a result of the Canadian corporation being granted Articles of Continuance under the laws of a foreign jurisdiction. Generally, a continuance will not result in adverse consequences to the shareholders.(15) On a Continuance, the shares will constitute "foreign property" for purposes of deferred income plans such as registered retirement savings plans (definition of "foreign property" in subsection 206(1) of the Tax Act and definition of "Canadian corporation" in subsection 89(1) of the Tax Act). A deferred income plan may not hold more than 20% of its investments (based on original cost provided this is the method followed by the plan) in foreign property without incurring tax penalties (sections 205 to 207 of the Tax Act).

Shareholders resident in Canada who receive dividends after a Continuance will be subject to U.S. withholding tax. Pursuant to Article X 2(b) of the Canada -United States Tax Convention, 1980 (the "Treaty") the applicable withholding tax rate would be 15% of the amount of the dividend for dividends paid to individuals or corporate shareholders owning less than 10% of the company's outstanding voting shares. For corporate

------------------

(15) Income Tax Rulings TR-1, June 24, 1974 and TR-49, March 7, 1977 provide support for the proposition that a continuance from one jurisdiction to another does not result in a disposition of the shares of the continuing corporation by its shareholders.

shareholders owning more than 10% of the company's outstanding voting shares, the dividend withholding rate under Article X 2(a) of the Treaty is 5%. A Canadian shareholder must include in income for Canadian tax purposes 100% of the Canadian dollar equivalent of the amount of the dividend (paragraph 12(1)(k) and section 90 of the Tax Act). Such dividend would not be eligible for the dividend tax credit (section 121 of the Tax Act). Depending on the shareholder's particular circumstances, such withholding tax may or may not qualify for a credit against Canadian federal income tax or a deduction against taxable income (section 126 and subsections 20(11) and 20(12)of the Tax Act).

Subsection 95(1) defines the term "foreign affiliate" of a taxpayer resident in Canada for the purposes of the rules in the Tax Act which deals with the taxation of shareholders of non-resident corporations. A corporation not resident in Canada will be considered to be a foreign affiliate of a shareholder where the shareholder has an equity percentage in that corporation that is not less than 1% and the total of the equity percentages of the taxpayer and persons related to the taxpayer in that corporation is not less than 10%. For purposes of the10% equity test, the equity percentages are to be determined without reference to the equity percentages of any person related to the shareholder.

A corporation resident in Canada, owning shares of a non-resident corporation that is a foreign affiliate is entitled to certain rollover privileges on a merger, reorganization or dissolution of the affiliate and to certain deductions in respect of dividends received from it. The deduction for dividends is provided in section 113 and the regulations thereunder and is dependent on the source from which the dividends are paid. A corporation may also elect under section 93 of the Tax Act following the disposition of shares of a foreign affiliate, to treat a portion of the proceeds as a dividend and not proceeds of disposition in certain circumstances.

b.       DISSENTING SHAREHOLDERS

In circumstances where dissenting shareholders are entitled to require a company to purchase for cash ("Cash Proceeds") all of their shares at fair market value if such company proceeds with a Continuance, the following generally describes certain Canadian federal income tax consequences thereof. The shareholders will be deemed to have received a dividend equal to the excess, if any, of the Cash Proceeds over the paid up capital of their shares (subsection 84(3) of the Tax Act). An individual shareholder must include in income 125% of the actual amount of the dividend (paragraph 12(1)(k) and subsection 82(1) of the Tax Act) and is entitled to claim a dividend tax credit equal to 13.33% of the grossed up amount in calculating his/her Canadian federal income tax liability (section 121 of the Tax Act). A shareholder that is a private corporation resident in Canada and which owns not more than 10% of the shares of a corporation, which shares represent not more than 10% of the voting shares and not more than 10% of the fair market value of all shares will be subject to a refundable tax of 33-1/2% under Part IV of the Tax Act. The Part IV tax is refundable to the corporation at the rate of $1 for every $3 of dividends paid.

Any other corporation will not be subject to tax on the dividend unless the dividend is re-characterized as proceeds of disposition. Specifically the Tax Act contains an anti-avoidance provision which would treat the dividend as proceeds of disposition for purposes of calculating any capital gain, where one of the results of the dividend was to effect a significant reduction in the capital gain that would have been realized had the shares been disposed of at fair market value (subsection 55(2) of the Tax Act).

In addition to the dividend, all shareholders will be considered to have disposed of their shares for an amount ("Proceeds") equal to the paid-up capital of his/her shares (definition of "disposition" and definition of "proceeds of disposition" in section 54 of the Tax Act). To the extent that the Proceeds exceed the shareholder's adjusted cost base of his/her shares, a capital gain will arise (sections 39 and 40 of the Tax Act), three-quarters of which (paragraph 38(a) of the Tax Act) will be included in income for Canadian federal income tax purposes in the year of the dissent. To the extent that the Proceeds are less than a shareholder's adjusted cost base of his/her shares, a capital loss will arise (sections 39 and 40 of the Tax
Act), three-quarters of which can be used to reduce current year capital gains to nil (paragraph 3(b) of the Tax Act). If the capital loss exceeds current year capital gains, any excess can be carried back three years or forward indefinitely to offset capital gains in those periods (paragraph 111(1)(b) of the Tax Act). If the adjusted cost base of the shareholder's shares is equal to the paid up capital of his/her shares, no capital gain or loss will arise.

2.       SHAREHOLDERS NOT RESIDENT IN CANADA

The following summary is generally applicable on a Continuance to shareholders who are not resident in Canada, who do not use or hold or are not deemed to use or hold their shares in carrying on a business in Canada, including a life insurance business, who deal at arm's length with the Company and who hold their shares as "capital property" (as defined above).

a.       NON-DISSENTING SHAREHOLDERS

A non-dissenting non-resident shareholder will continue to hold his/her shares upon a Continuance. Since a Continuance is not considered to be a disposition of shares (as discussed above), no capital gain or loss should arise as a result of a Continuance. Following a Continuance, a shareholder will continue to have an adjusted cost base of his/her shares equal to the adjusted cost base immediately prior to a Continuance. Dividends received by a shareholder after a Continuance will not be subject to tax in Canada.

b.       DISSENTING SHAREHOLDERS

In circumstances where a dissenting shareholder is entitled to require a company to purchase all of his/her shares at fair market value if the company proceeds with a Continuance, the following generally describes certain Canadian income tax consequences thereof. The shareholder, individual or corporation, will generally be considered to have received a dividend equal to the excess of the Cash Proceeds (defined above) over the paid up capital of his/her shares (subsection 84(3) of the Tax Act). The dividend will be subject to Canadian withholding tax of 25% of the amount of the dividend (subsection 212(1) of the Tax Act) or such lower rate as provided under the terms of an applicable double taxation treaty. Pursuant to Article X:2(b) of the Treaty, the withholding tax rate is 15% of the amount of the dividend for dividends paid to individuals or corporate shareholders owning less than 10% of the company's outstanding voting shares. For corporate shareholders owning more than 10% of the company's outstanding voting shares, the dividend withholding rate under Article X:2(a) of the Treaty is 5% of the amount of the dividend.

Shareholders also will be considered to have disposed of their shares for proceeds equal to the paid-up capital of the shares (definition of "disposition" and "proceeds of disposition" in section 54 of the Tax Act). Such shareholders will be subject to Canadian taxation in respect of capital gains on shares only if such shares constitute "taxable Canadian property" to them. The shares generally will not constitute "taxable Canadian property" of a shareholder unless at any time within the five years preceding the disposition of the shares, the shareholder, together with persons not dealing at arm's length with the shareholder, or any combination thereof, owned and/or had options to acquire: (a) 25% or more of the issued shares of any class of series of capital stock of the company, (b) the shareholder, upon ceasing to be a resident of Canada, elected under the Tax Act to have the shares treated as "taxable Canadian property", or (c) the shares were acquired in circumstances in which they were deemed to be taxable Canadian property (definition of "taxable Canadian property" in subsection 115(1) of the Tax Act).

3.       CANADIAN FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

A company will be deemed to have a year end immediately prior to a Continuance and will be deemed to have disposed of each of its assets for proceeds equal to fair market value and to have immediately reacquired such assets at a cost equal to fair market value (subsections 250(5.1) and 128.1(4) of the Tax Act and Article IV:3 of the Treaty). The deemed disposition may give rise to income or loss, or capital gains or capital losses to the extent that the fair market value of the assets differs from their cost or adjusted cost base. Such income or loss, capital gain or capital loss will be included in computing such company's taxable income for the fiscal period ending immediately prior to a Continuance. To the extent that such amounts exceed available deductions, such amounts will be subject to Canadian federal income tax at an effective rate of 39%.

In addition, a 25% Exit Tax will apply to the amount by which the aggregate fair market value of a company's assets immediately prior to a Continuance exceeds the aggregate of its liabilities (including liability for Canadian federal income tax for the final taxation year) and its paid-up capital of all of its issued and outstanding shares excluding the paid-up capital in respect of all dissenting shareholders whose shares have been redeemed. The general rate of tax of 25% will be reduced to 5% pursuant to section 219.3 of the Tax Act and Article X:2 of the Treaty. The Exit Tax is payable by such company.

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Upon a Continuance a company is deemed for Canadian federal income tax purposes to have been incorporated in the jurisdiction it is continued into and not to have been incorporated elsewhere (Article IX:3 of the Treaty) and should generally only be subject to tax in Canada in respect of business income attributable to a permanent establishment in Canada, gains realized on disposition of taxable Canadian property and withholding tax in respect of Canadian source passive income such as dividends and interest (subsection 2(3) and Part XIII of the Tax Act).

                                    OPINIONS

I.       THE SHARE CONSOLIDATION

A.       U.S. FEDERAL INCOME TAX CONSEQUENCES

Based on the Documents, the applicable law, and any caveats or qualifications as stated herein, for U.S. federal income tax purposes:

1. The Share Consolidation, as described above, will constitute a recapitalization and, therefore, a reorganization within the meaning of I.R.C. Section 368(a)(1)(E). The Company will be `a party to a reorganization' within the meaning of I.R.C. Section 368(b).

2. No gain or loss will be recognized by the Company on the receipt of the Common Stock and Class A Series III Preferred Stock solely in exchange for the New Common Stock and Class A Preferred Stock as described above. I.R.C.
     Section 1032(a).

3. No gain or loss will be recognized to the exchanging shareholders upon the exchange of their Common Stock for New Common Stock or Class A Series III Preferred Stock for Class A Preferred Stock, as described above. I.R.C.
     Section 354(a)(1).

4. The basis of the New Common Stock or Class A Preferred Stock received by the exchanging shareholders will be equal to the basis of the shares surrendered in exchange therefor. I.R.C. Section 358(a)(1). Such basis must be allocated pro rata among the shares of New Common Stock or Class A Preferred Stock received in the Share Consolidation.

5. The holding period of the New Common Stock or Class A Preferred Stock received by the exchanging shareholders will include the period during which the Common Stock or Class A Series III Preferred Stock surrendered in exchange therefor was held, provided that the Common Stock or Class A Series III Preferred Stock is held as a capital asset on the date of the exchange. I.R.C. Section 1223(1). Such holding period must be allocated pro rata among each share of New Common Stock or Class A Preferred Stock received in the Share Consolidation.

B.      CANADIAN FEDERAL INCOME TAX CONSEQUENCES

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

Based on the Documents, the facts summarized above, and the applicable law, as well as any caveats or qualifications as stated herein, for Canadian federal income tax purposes:

1. The Share Consolidation will result in a disposition of the Common Stock for proceeds equal to their adjusted cost base for Canadian federal income tax purposes, consequently no capital gain or loss will arise as a result of the Share Consolidation.

2. The adjusted cost base and paid-up capital of the New Common Stock received by the shareholder on the Share Consolidation will be the adjusted cost base and paid-up capital of the pre-consolidated Common Stock divided by the new number of new Common Stock held by a shareholder.

II.      THE DOMESTICATION

A.       U.S. FEDERAL INCOME TAX CONSEQUENCES

Based on the Documents, the facts summarized above, and the applicable law, as well as any caveats or qualifications as stated herein, for U.S. Federal income tax purposes:

1. The Domestication, as described above, will be treated for U.S. federal income tax purposes as a transfer by the Alberta Company of all of its assets and liabilities to the Delaware Company in exchange for stock of the Delaware Company, followed by a liquidating distribution by the Alberta Company to its shareholders of the Delaware Company stock received in exchange for the Alberta Company's assets and liabilities. Rev. Rul. 88-25, 1988-1 C.B. 116.

2. The Domestication, as described in (1) above, will constitute a reorganization under I.R.C. Section 368(a)(1)(F). The Company will be `a party to a reorganization' within the meaning of I.R.C. Section 368(b).

3. No gain or loss will be recognized by the Alberta Company on the deemed transfer of its assets to the Delaware Company solely in exchange for stock of the Delaware Company and the assumption by the Delaware Company of the liabilities of the Alberta Company. I.R.C. Sections 361(a) and 357(a).

4. No gain or loss will be recognized by the Delaware Company upon the deemed receipt of assets of the Alberta Company in exchange for stock of the Delaware Company. I.R.C. Section 1032(a).

5. The basis of the assets of the Alberta Company in the hands of the Delaware Company will be the same as the basis of such assets in the hands of the Alberta Company immediately prior to the exchange.
     I.R.C. Section 362(b).

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

6. The holding period of the assets of the Alberta Company acquired by the Delaware Company will include the period during which those assets were held by the Alberta Company immediately prior to the exchange. I.R.C.
     Section 1223(2).

7. No gain or loss will be recognized by the non-U.S. shareholders of the Alberta Company who do not exercise dissenters' rights upon the deemed receipt of stock of the Delaware Company solely in exchange for their Alberta Company stock. I.R.C. Section 354(a)(1). No gain or loss will be recognized by U.S. shareholders of the Alberta Company who do not exercise dissenters' rights upon the deemed receipt of stock of the Delaware Company solely in exchange for their Alberta Company stock assuming: (1) the Alberta Company has not been a controlled foreign corporation (as described above) at any time during the five years ending on the date of the exchange; and (2) Proposed Regulation Section 1.367(b)-3(b) is not effective as of the date of the Domestication. E&Y US has not made, and will not make, any determination as to whether the Alberta Company is, or has ever been, a controlled foreign corporation. In addition, in order to protect the presumed non-taxable nature of the transaction, U.S. shareholders are required to comply with notice requirements under Treas. Reg. Section 1.367(b)-1(c). The form of notice is prescribed at Treas. Reg. Section 7.367(b)-1(c)(2).

8. A non U.S. shareholder who does not exercise dissenters' rights will have a basis in the Delaware Company Common Stock and Class A Preferred Stock after the Domestication equal to such shareholder's basis in his/her Alberta Company New Common Stock and Class A Preferred Stock prior to the Domestication. I.R.C. Section 358(a)(1). A U.S. shareholder who does not exercise dissenters' rights will have a basis in the Delaware Company Common Stock and Class A Preferred Stock after the Domestication equal to such U.S. shareholder's basis in his/her Alberta Company New Common Stock and Class A Preferred Stock prior to the Domestication, increased by any income (deemed dividends) or gain recognized by the U.S. shareholder on the exchange. I.R.C. Section 358(a)(1)(B).

9. A shareholder who does not exercise dissenters' rights will have a holding period for the Delaware Company Common Stock and Class A Preferred Stock after the Domestication equal to such shareholder's holding period of the Alberta Company New Common Stock and Class A Preferred Stock prior to the Domestication. I.R.C. Section 1223(1).

10. Cash received as a result of the exercise of dissenters' rights by a shareholder who dissents from the Domestication ("Dissenting Holder") and who is subject to U.S. federal income tax will be treated as cash received in redemption of the Dissenting Holder's shares of the Company's stock. As a result, such Dissenting Holder may have to recognize capital gain/loss or ordinary income as a result of the Domestication. Each Dissenting Holder should consult with his/her own tax advisor as to the specific tax consequences of the Domestication to him/her.

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

11. The taxable year of the Alberta Company will end on the date of the Domestication. The Delaware Company's first taxable year will begin on the day after the Domestication, and will end on December 31, 1999. Treas. Reg.
     Section 7.367(b)-1(e).

The opinion set forth above does not address certain U.S. federal income tax consequences applicable to U.S. shareholders of the Company who own or owned (directly or indirectly) 10% or more of the voting power of the Company at any time during the five year period ending on the date of the Domestication.

B.       CANADIAN FEDERAL INCOME TAX CONSEQUENCES

Based on the Documents, the facts summarized above, and the applicable law, as well as any caveats or qualifications as stated herein, for Canadian federal income tax purposes:

1. Generally non-dissenting shareholders will not be considered to have disposed of their shares of the Alberta Company upon the Domestication.

2. Non-dissenting shareholders will continue to have an adjusted cost base of their Delaware Company shares equal to the adjusted cost base of their Alberta Company shares immediately prior to the Domestication.

3. On the Domestication, the Delaware Company shares will constitute "foreign property" for purposes of deferred income plans. A deferred income plan may not hold more than 20% of its investments (based on original cost) if that is the method adopted by the plan in foreign property without incurring tax penalties. Those non-dissenting Canadian resident shareholders holding their Alberta Company shares in a deferred income plan are advised to carefully review their foreign property limits.

4. Non-dissenting Canadian resident shareholders must include in income for Canadian tax purposes 100% of the Canadian dollar equivalent of the amount of dividends received from the Delaware Company after the Domestication. Such dividend would be subject to U.S. withholding tax. Depending on the shareholder's particular circumstances, such withholding tax may or may not qualify for a credit against Canadian federal income tax or a deduction against Canadian income tax or a deduction against Canadian taxable income.

5. Dividends received by a Non-dissenting Non-resident shareholder after the Domestication will not be subject to Canadian federal income tax.

6. Dissenting shareholders generally will be considered to have received a dividend ("Dividend") on the purchase of their shares by the Alberta Company equal to the excess, if any, of the Cash Proceeds over the paid up capital of their shares.

7. Dissenting Canadian resident individual shareholders are required to include in income 125% of the actual amount of the Dividend and are entitled to claim a

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

     dividend tax credit equal to 13.33% of the grossed up amount in calculating Canadian federal income tax payable.

8. Dissenting Canadian resident corporate shareholders would not be subject to tax on the Dividend (unless the Dividend is re-characterized as proceeds of disposition) under Part I of the Tax Act. A private company holding not more than 10% of the voting shares will be subject to a refundable tax of 33-1/3% under Part IV of the Tax Act. The Part IV tax is refundable at the rate of $1 for every $3 of dividends paid.

9. Dissenting shareholders also will be considered to have disposed of their Alberta Company shares for Proceeds equal to the paid-up capital of their Alberta Company shares on the purchase of their shares by the Alberta Company.

10. To the extent that the Proceeds exceed a dissenting Canadian resident shareholder's adjusted cost base of his/her shares, a capital gain will arise, three-quarters of which will be included in income for Canadian federal income tax purposes in the year of the dissent. To the extent that the Proceeds are less than a shareholder's adjusted cost base of his/her shares, a capital loss will arise, three-quarters of which can be used to reduce current year capital gains to nil. If the capital loss exceeds current year capital gains, any excess can be carried back three years or forward indefinitely to offset capital gains in those periods. If the adjusted cost base of the shareholder's shares is equal to the paid up capital of his/her shares, no capital gain or loss will arise.

11. Dissenting Non-resident shareholders generally will be subject to Canadian withholding tax of 25% of the amount of the Dividend or such lower rate as provided under the terms of an applicable double taxation treaty. Depending on a Dissenting Non-resident shareholder's particular circumstances, such withholding tax may or may not qualify for a credit against income tax or a deduction against taxable income in his/her jurisdiction of taxation.

12. Dissenting non-resident shareholders will be subject to Canadian taxation in respect of capital gains on their Alberta Company shares only if such shares constitute "taxable Canadian property" to them. The Common Shares generally will not constitute "taxable Canadian property" of a shareholder unless at any time within the five years preceding the disposition of the shares, the shareholder, together with persons not dealing at arm's length with the shareholder, or any combination thereof, owned and/or had options to acquire: (a) 25% or more of the issued shares of any class of series of capital stock of the company, (b) the shareholder, upon ceasing to be a resident of Canada, elected under the Tax Act to have the shares treated as "taxable Canadian property," or (c) the Common Shares were acquired in circumstances in which they were deemed to be taxable Canadian property (definition of "taxable Canadian property" in subsection 115(1) of the Tax
     Act).

13. The Alberta Company will be deemed to have a year end immediately prior to the Domestication and will be deemed to have disposed of all of its assets for proceeds

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

     equal to fair market value and to have immediately reacquired such assets at a cost equal to fair market value on the effective date of the Domestication. To the extent that the deemed proceeds exceed the cost or adjusted cost base of the Alberta Company's assets on that date, the Alberta Company may be subject to tax in Canada for the fiscal period ending immediately prior to the Domestication. To the extent that such amounts exceed available deductions, such amounts will be subject to Canadian federal income tax at an effective rate of 39%.

14. A 25% Exit Tax will apply to the amount by which the aggregate fair market value of the Alberta Company's assets immediately prior to the Domestication exceeds the aggregate of its liabilities (including liability for Canadian federal income tax under Part I of the Tax Act for the final taxation year) and its paid-up capital of all of its issued and outstanding shares excluding the paid-up capital in respect of all dissenting shareholders whose shares have been redeemed. The general rate of tax of 25% will be reduced to 5% pursuant to the U.S. Treaty. The Exit Tax is payable by the Company.

15. Upon the Domestication, the Company is deemed for Canadian federal income tax purposes to have been incorporated in Delaware and not to have been incorporated elsewhere and should generally only be subject to tax in Canada in respect of business income attributable to a permanent establishment in Canada, gains realized on disposition of taxable Canadian property and withholding tax in respect of Canadian source passive income such as dividends and interest.

SCOPE OF OPINIONS

I.       U.S. FEDERAL INCOME TAX OPINIONS

The scope of the U.S. federal income tax opinions is expressly limited solely to the U.S. federal income tax consequences set forth in the section above entitled "Opinions." No opinion has been requested, and no determination has been made, nor has any opinion been expressed on any other issues including, but not limited to, any state, foreign, consolidated return, employee benefit, alternative minimum tax, or I.R.C. Section 306 or Section 382 consequences to the parties to this transaction. In addition, no opinion has been expressed regarding (i) the valuation of any assets or stock of the Company; (ii) the status of the Company as a controlled foreign corporation;
(iii) the status of the Company as a Passive Foreign Investment Corporation ("PFIC"); (iv) the U.S. federal income tax consequences of the Amalgamation;
(v) the U.S. federal income tax consequences of the TII Reincorporation; (vi) the U.S. federal income tax consequences of the Merger, except to the extent the Merger could affect the Domestication by reason of the step-transaction doctrine; or (vii) the U.S. federal income tax consequences of the exchange or conversion of any options, warrants or similar interests.

The opinions, as stated above, are based upon an analysis of the Internal Revenue Code, Treasury Regulations, current case law, and published IRS authorities. The foregoing are subject to change, and such change may be retroactively effective. If so, the opinions, as set forth above, may be affected and may not be relied upon. In addition, the above opinions are based on the information contained in the Documents. Any variation or differences in the Documents may affect the opinions, perhaps in an adverse manner. No obligation has been undertaken to update these opinions for changes in facts or law occurring subsequent to the date hereof. This letter sets forth opinions as to the interpretation of existing U.S. federal income tax law, and is not binding on the IRS or any court of law.

II.      CANADIAN FEDERAL INCOME TAX OPINIONS

The scope of the Canadian federal income tax opinions is expressly limited solely to the Canadian federal income tax consequences set forth in the section above entitled "Opinions." No opinion has been requested, and no determination has been made, nor has any opinion been expressed, on any other issues including, but not limited to, any provincial, foreign, consolidated return, employee benefit, or alternative minimum tax consequences to the parties to this transaction. In addition, no opinion has been expressed regarding (i) the valuation of any assets or stock of the Company; (ii) the Canadian federal income tax consequences of the Amalgamation; (iii) the Canadian federal income tax consequences of the TII Reincorporation; (iv) the Canadian federal income tax consequences of the Merger; or (v) the Canadian federal income tax consequences of the exchange or conversion of any options, warrants or similar interests.

The opinions, as stated above, are based upon an analysis of the Income Tax Act (Canada), as amended to date, the Income Tax Regulations, draft legislation released prior to the date hereof amending the Act and Regulations, case law, the Canada - U.S. Tax Convention as amended to date, and E&Y Canada's understanding of the current administrative practices and policies of the Department of National Revenue, Customs, Excise and Taxation. The foregoing are subject to change, and such change may be retroactively effective. If so, the opinions, as set forth above, may be affected and may not be relied upon. In addition, the opinions are based on the information contained in the Documents. Any variation or differences in the Documents may affect the opinions, perhaps in an adverse manner. No obligation has been undertaken to update these opinions for changes in facts or law occurring subsequent to the date hereof.

This letter sets forth, opinions as to the interpretation of existing Canadian federal income tax law, and is not binding on Revenue Canada or any court of law.

                                                    Very truly yours,

                                                 /s/ Ernst & Young LLP


cc: Michael E. Bertolino, Ernst & Young LLP Senior Tax Manager, San Diego Brian B. Gibney, Ernst & Young LLP Tax Partner, Washington National

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

      Kirsten Simpson, Ernst & Young LLP Senior Tax Manager, Washington National Amy F. Eisenberg, Ernst & Young LLP Tax Manager, Century City
      David H. Hemmerling, Ernst & Young LLP Tax Partner (International), Irvine Deanne Parker, Ernst & Young LLP Tax Manager (International), Irvine
      David Van Dyke, E&Y Canada Tax Partner, Calgary
      Ron Sirkis, E&Y Canada Tax Partner, Calgary,
      Cindy Rajan, E&Y Canada Tax Manager, Calgary




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